EXHIBIT 99

Resolution of the Board of Directors

Texas Endo Hemp Farmers, Inc.

July 27, 2022

The undersigned directors of Texas Endo Hemp Farmers, Inc. met, in accordance with the provisions of the Company’s By-Laws permitting actions by a majority of the directors without a meeting, to discuss issues relating to the management of Right On Brands, Inc. (“RTON”) and, in particular, their determination to vote in favor of the removal of A. David Youssefyeh and David Lewis as directors of RTON.

The undersigned were advised of facts relating to Mr. Youssefyeh’s breaches of his fiduciary duties of care, loyalty and candor to RTON, including his actions to terminate RTON’s franchise prospects, and his apparent conversion of corporate property, specifically social media access codes and login and payment information for the corporation’s credit card processor. These actions, among others, including actions set out in litigation commenced by RTON against him in Dallas County District Court on July 25, 2022.

As to Mr. Lewis, he initially supported the removal of Mr. Youssefyeh as an officer of RTON then withdrew his support, allowing Mr. Youssefyeh the opportunity to impose additional harm on RTON. For this reason the Company has determined that Mr. Lewis should also be removed as a director.

By this resolution, the Company has determined to vote all of its preferred shares, representing 50%+1 of all votes eligible to vote on matters requiring shareholder approval in favor of the removal of Mr. Youssefyeh and Mr. Lewis as directors, in accordance with rights afforded to shareholders by Nevada Revised Statutes, Section 78.335.

50% +1 in favor of removal.

/s/ Michael Brown

Michael Brown

/s/ Jerry Grisaffi

Jerry Grisaffi

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Resolution and Report of Shareholder Vote

Right On Brands, Inc.

July 28, 2022

In accordance with Nevada Revised Statutes § 78.320 shareholders of Right On Brands, Inc. (the “Company”) voted in favor of the removal of A. David Youssefyeh and David Lewis as directors, pursuant to Nevada Revised Statutes § 78.335.

The preferred shares are entitled to vote 50%+1 of all eligible votes on any matter, which they have cast in favor of removal. In addition, shareholders holding an additional 1,053,606,246 shares voted in favor of removal. Combined, these shareholders constitute 67.8% of the eligible votes, which is more than required under NRS § 78.335. Copies of the preferred shareholder consent and the consents of each individual shareholder are attached hereto.

Texas Endo Hemp Farmers, Inc. (preferred)	50% + 1	1 + 50%
Nine Individual Shareholders (common)	1,053,606,246 voted 5,926,801,561 total	17.8%
		Total: 67.8%

Whereupon, in accordance with the referenced provisions of the Nevada Revised Statutes, A. David Youssefyeh and David Lewis are removed as directors of the Company effective the date first set out above.

Attested:

/s/ Jerry Grisaffi

Jerry Grisaffi, CEO and Chairman of the Board

(sole remaining director)

Resolution/Removal of Directors – Page Solo

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